Exhibit 4.2

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS MCTC HOLDINGS, INC.

A Delaware Corporation

The undersigned, being all of the Directors of MCTC Holdings, Inc., a Delaware Corporation (the "Company"), hereby adopt the following recitals and resolutions by their unanimous written consent thereto, effective as of December 16, 2019, hereby waiving all notice of, and the holding of, a meeting of the directors to act upon such matters and resolutions, pursuant to Sections 3.10 and 3.16 of the Company's By-Laws, and Section 141(f) of the General Delaware Corporation Law.

RECITALS

WHEREAS, the Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes the issuance of up to ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, of the Company ("Preferred Stock") in one or more series, and expressly authorizes the Board of Directors of the Company (the "Board"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and,

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series, and so,

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a Series A of Preferred Stock and does hereby in this Certificate of Designation (the "Certificate of Designation") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as described in the attached CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK OF MCTC HOLDINGS, INC.

RESOLVED FURTHER, that the appropriate Officers of the Company be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient in carrying out the foregoing resolutions consistent with the Company's By Laws, including placing this Unanimous Written Consent in the appropriate Books and Records of the Company, and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written

Consent as of date first referenced above:

1

ALL DIRECTORS OF MCTC HOLDINGS, INC.

__________________________________/s/_

/s/ Robert L. Hymers, III

Robert L. Hymers, III

___________________________________

/s/ Edward Manolos

Edward Manolos

___________________________________

/s/ Dan Van Nguyen

Dan Van Nguyen

/s/ Arman Tabatabaei_

Arman Tabatabaei, Chairman of the Board